Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268335

Prospectus Supplement No. 11

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 11 amends and supplements the prospectus dated February 3, 2023, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023, prospectus supplement No. 4 filed on July 6, 2023, prospectus supplement No. 5 filed on July 12, 2023, prospectus supplement No. 6 filed on August 14, 2023, prospectus supplement No. 7 filed on September 27, 2023, prospectus supplement No. 8 filed on November 9, 2023, prospectus supplement No. 9 filed on February 7, 2024 and prospectus supplement No. 10 filed on April 1, 2024 (collectively, the “Supplements”) relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, the Supplements and this prospectus No. 11 are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2024.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is May 8, 2024

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 11.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 8, 2024.

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Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2024

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01	Changes in Registrant’s Certifying Accountant.

On May 6, 2024, the Audit Committee of the Board of Directors of Chilean Cobalt Corp. (the “Company”), approved the dismissal of BF Borgers CPA PC (“Borgers”), which was then serving as the independent registered public accounting firm of the Company, effective immediately. The Company subsequently notified Borgers of the dismissal.

The reports of Borgers on the Company’s consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that each report on the Company’s consolidated financial statements contained an explanatory paragraph regarding the Company’s ability to continue as a going concern based on the Company’s recurring losses from operations and need for additional capital to fund its current operating plan. During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through May 6, 2024, the effective date of Borgers’ dismissal, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Borgers would have caused Borgers to make reference thereto in its reports on the consolidated financial statements of the Company for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Borgers with a copy of this Form 8-K and requested that Borgers furnish a letter addressed to the Securities and Exchange Commission stating whether or not Borgers agrees with the above disclosures. A copy of Borgers’ letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
16.1	Letter from BF Borgers CPA PC dated May 7, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: May 8, 2024	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

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Exhibit 16.1

May 7, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Chilean Cobalt Corp.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated May 6, 2024, of Chilean Cobalt Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

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